Exhibit 99.1

NPS Pharmaceuticals Announces Positive Top-Line Results from Pivotal Phase 3 REPLACE Study of NPSP558 in Hypoparathyroidism

-- NPSP558 could become the first replacement therapy for hypoparathyroidism; company planning for U.S. marketing submission in 2012 --

-- Conference call today at 8:00 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 7, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today announced positive top-line results from REPLACE, a Phase 3 registration study of NPSP558, the company’s bioengineered replica of human parathyroid hormone (rhPTH 1-84), in adult hypoparathyroidism patients. NPS has received orphan drug status for NPSP558 for the treatment of hypoparathyroidism, a rare endocrine disorder in which the body produces insufficient levels of parathyroid hormone, the principal regulator of calcium and phosphorus, and for which there is no FDA-approved replacement therapy. The symptoms of hypoparathyroidism are typically managed with large doses of oral calcium supplementation and active vitamin D therapy to reduce the severity of symptoms. The prolonged use of oral calcium supplementation and active vitamin D therapy may result in serious long-term health complications.

In an intent-to-treat analysis, 53 percent (48/90) of NPSP558-treated patients achieved the primary endpoint versus 2 percent (1/44) of placebo-treated patients (p<0.0001). The primary efficacy endpoint was defined as a 50 percent or greater reduction in oral calcium supplementation and active vitamin D therapy and a total serum calcium concentration that was normalized or maintained compared to baseline after 24 weeks of treatment. REPLACE was a 28-week, double-blind, placebo-controlled study. At week 24, 43 percent (36/84) of patients treated with NPSP558 were able to achieve independence from active vitamin D therapy and a calcium supplementation dose of 500 mg/day or less, as compared to five percent (2/37) for patients treated with placebo (p<0.0001).

“Considering hypoparathyroidism is the only endocrine disorder for which we do not have an approved replacement hormone to treat the underlying condition, these data indicate that NPSP558 may offer a valuable option to achieve a physiological treatment and outcome by delivering the missing hormone,” said Bart Clarke, MD, associate professor of medicine at the Mayo Clinic and an investigator for the REPLACE study. “Doctors currently can only provide supportive care aimed at managing the symptoms and patients are faced with striking a balance between managing their symptoms and avoiding the long-term risks associated with current treatments, which can result in kidney stones, kidney damage, and even kidney failure.”

The REPLACE study showed that NPSP558 was well-tolerated. Thirteen of the 134 randomized subjects discontinued the study early, of which seven were placebo-treated and six were NPSP558-treated. Overall, the incidence of adverse events and serious adverse event were similar among both groups.

“These positive results from our Phase 3 REPLACE study are an important milestone and bring us one step closer to our goal of providing hypoparathyroidism patients with a much-needed replacement therapy,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “Based on these results we expect to file for FDA approval of NPSP558 in 2012. We thank the patients, clinical investigators, and study coordinators for their participation in this pivotal study.”

Further analyses of the REPLACE study are ongoing.

About the REPLACE Study

John P. Bilezikian, M.D., professor of medicine and pharmacology at Columbia University, College of Physicians & Surgeons and Leif Mosekilde, M.D. professor and chair at Aarhus University Hospital, Denmark, were co-primary investigators for the REPLACE study.

REPLACE was a randomized, double-blind, dose-escalating, placebo-controlled Phase 3 registration study that investigated the use of NPSP558 for the treatment of adults with hypoparathyroidism at more than 30 sites in North America and Europe.

The study consisted of an average 10-week screening and stabilization period followed by a 24-week treatment period marked by randomization (2:1) to 50µg once daily NPSP558 or placebo. Following randomization, subjects underwent staged reductions in calcium and vitamin D supplementation, while maintaining stabilized serum calcium. If needed, step-wise up-titration of study drug (NPSP558 or placebo) to a dose of 75 µg and then if necessary to 100 µg over a six to eight week period was performed. Subjects continued on their final dose through week 24. A follow-up period without study drug lasted from week 24 to week 28.

The primary efficacy endpoint of REPLACE was to demonstrate by Week 24 at least a 50 percent reduction from baseline of oral calcium supplementation and active vitamin D metabolite/analog therapy and a total serum calcium concentration that was normalized or maintained compared to baseline (≥7.5 mg/dL).

Conference call information

NPS will host a conference call beginning today at 8:00 a.m. Eastern Time. To participate in the conference call, dial (866) 362-4666 and use pass code 88192046. International callers may dial (617) 597-5313, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com/events.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 51574243, until midnight Eastern Time, November 21, 2011. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

Hypoparathyroidism

Hypoparathyroidism is a rare disorder in which the body produces insufficient levels of parathyroid hormone, the principal regulator of calcium and phosphorus. When the body has too little parathyroid hormone, blood calcium levels drop and phosphorus levels increase, which can cause muscular and neurological symptoms, as well as bone impairments. There is no approved hormone replacement for hypoparathyroidism. It is one of the few remaining hormone deficiency syndromes in which replacement therapy using the native hormone is not clinically available. Hypoparathyroidism is currently managed with large doses of calcium supplementation and active vitamin D therapy to raise the calcium levels in the blood and reduce the severity of symptoms. Over time, calcium may build up in the body and result in serious health risks, including calcifications in the kidneys, heart or brain.

About NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection)

NPSP558, a bioengineered replica of human parathyroid hormone 1-84, is being evaluated in a Phase 3 registration study, known as REPLACE, as the first hormone replacement therapy for the underlying cause of hypoparathyroidism. Because it mimics the action of natural parathyroid hormone, NPSP558 has the potential to treat hypoparathyroidism and offer a more physiological treatment outcome than what is available with existing supportive care.

The company's partner Nycomed, a Takeda Company since September 2011, has marketed rhPTH (1-84) ex-US as Preotact® since 2006 for the treatment of osteoporosis in post-menopausal women at high risk of fractures.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in adult short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516 (office)
smesco@npsp.com